Exhibit 99.1

Contact: Yvonne Gill
December 17, 2009	570-724-0247
yvonneg@cnbankpa.com

CITIZENS & NORTHERN CORPORATION ANNOUNCES RETIREMENT OF CHAIRMAN, PRESIDENT AND CEO AND APPOINTMENT OF SUCCESSOR PRESIDENT AND CEO

FOR IMMEDIATE RELEASE:

Wellsboro, PA – Citizens & Northern Corporation (the “Company”) (NASDAQ: CZNC) announced today that Craig G. Litchfield, its Chairman, President and CEO, will be retiring at the end of the year after over 37 years of service with the Company and its subsidiaries.  In connection with his retirement, Mr. Litchfield has resigned as a director, officer and employee of the Company and its subsidiaries effective December 31, 2009.

The Company also announced that Charles H. Updegraff, Jr., currently a director and Executive Vice President of the Company, has been appointed to succeed Mr. Litchfield as President and CEO of the Company and Citizens & Northern Bank, the principal banking subsidiary of the Company, effective January 1, 2010.  Mr. Updegraff has been Executive Vice President and Chief Operating Officer of Citizens & Northern Bank since May 2007, and President and Chief Executive Officer of Canisteo Valley Corporation and First State Bank, subsidiaries of the Company, since May 2008.  He is the former Chairman, President and CEO of Citizens Bancorp, Inc. and Citizens Trust Company, which were acquired by the Company on May 1, 2007.

“We thank Mr. Litchfield for his dedication throughout his many years of service to the Company and Bank.  We wish him well in his retirement and future endeavors.” said James E. Towner, the Company’s lead director.

About Citizens & Northern Corporation

With approximately $1.3 billion in assets, Citizens & Northern Corporation is the parent company of Citizens & Northern Bank and First State Bank.  Citizens & Northern Bank is a local, independent community bank providing complete financial, investment and insurance services through 24 full service offices located throughout Tioga, Bradford, Sullivan, Lycoming, Potter, Cameron and McKean counties in Pennsylvania.  First State Bank provides banking services through its offices in Canisteo and South Hornell, NY. The Company and Citizens & Northern Bank can be found on the worldwide web at www.cnbankpa.com. First State Bank can be found on the web at www.fsbcanisteo.com. The Company’s common stock is listed on the NASDAQ Capital Market under the symbol CZNC.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements.  Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in the Corporation’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; changes in management’s assessment of realization of securities and other assets; and changes in accounting principles, or the application of generally accepted accounting principles.  Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.